UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DOCUMENT SECURITY SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

J. Marvin Feigenbaum Barinder Athwal Brian Mirman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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As previously disclosed on October 30, 2019, J. Marvin Feigenbaum, Barinder Athwal and Brian Mirman (collectively the “Concerned Shareholders”), intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of their slate of director nominees at the 2019 annual meeting of stockholders of Document Security Systems, Inc., a New York corporation (the “Company”).

Item 1: On November 4, 2019, the Concerned Shareholders issued a second open letter to shareholders of the Company with respect to the private placement of six million (6,000,000) shares of the Company’s common stock par value $0.02 per share (the “Common Stock”) to Fai Heng Chan, the Chairman of the Company’s Board of Directors (the “Board”), as disclosed by the Company on November 1, 2019 . The full text of the letter is attached hereto as Exhibit I and is incorporated herein by reference.

Item 2: On November 4, 2019, the Concerned Shareholders issued the following press release:

CONCERNED AND ENRAGED SHAREHOLDERS OF DOCUMENT SECURITY SYSTEMS ISSUE URGENT LETTER TO SHAREHOLDERS

BELIEVES BOARD’S RECENT APPROVAL OF THE ISSUANCE OF NEW SHARES TO THE CHAIRMAN IS A SELF-SERVING ATTEMPT TO THWART SHAREHOLDERS AND PROVIDES FURTHER RATIONALE TO REPLACE THE ENTIRE BOARD

NEW YORK, NY – November 4, 2019 J. Marvin Feigenbaum, Barinder Athwal and Brian Mirman (collectively, the “Concerned Shareholders”) shareholders of Document Security Systems, Inc. (“DSS” or the “Company”) (NYSE-American: DSS), with an ownership interest of approximately 5.5% of the Company’s outstanding shares, today issued an open letter to shareholders respecting the recent placement of almost 20% of DSS stock in the hands of Chairman Fai Heng Chan as proof of an entrenched self-serving board whose narrow interests does not include creating long-term value. The Concerned Shareholders outlined the basis for their belief that the approval of the issuance to Mr. Chan represents a complete abdication by the DSS Board of its fiduciary duty to the Company shareholders.

CERTAIN INFORMATION REGARDING THE CONCERNED SHAREHOLDERS

THE CONCERNED SHAREHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS THE PARTICIAPNT SHAREHOLDERS EXPECT TO FILE AS SAME BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE CONCERNED SHAREHOLDERS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE CONCERNED SHAREHOLDERS’ PROXY SOLICITOR.

As of the date hereof, Barinder Athwal beneficially owns 1,011,637 shares of Common Stock, Brian Mirman beneficially owns beneficially owns 628,158 shares of Common Stock and J. Marvin Feigenbaum beneficially owns 5,000 shares of Common Stock.

AN OPEN LETTER TO SHAREHOLDERS OF DOCUMENT SECURITY SYSTEMS, INC.

November 4, 2019

 Dear Fellow Shareholders,

The undersigned shareholders of Document Security Systems, Inc. (“DSS”) are writing today to our fellow shareholders in connection with the recently completed private placement to Fai Heng Chan, the Chairman of the Board of Directors (the “Board”) of DSS, of 6 million shares of common stock of DSS, as announced by DSS on November 1, 2019.

We believe that the issuance of 6 million shares of common stock to Mr. Chan on the eve of the scheduled record date of November 4, 2019 fixed by the DSS Board for the 2019 Annual Meeting of Shareholders (currently scheduled for December 9, 2019) serves no legitimate corporate interest or purpose of the Company and is intended solely to provide Mr. Chan with additional votes to thwart the publicly announced shareholder attempt to replace the entire sitting DSS Board. As such, approval of the issuance represents a complete abdication by the DSS Board of its fiduciary duty to DSS and, by extension, its shareholders generally, and only serves to bolster our contention that the current DSS Board does not represent the interests of the general DSS shareholders.

In the DSS second quarter report on Form 10-Q, which was issued in August 2019 after the closing in June of the grossly underpriced registered public offering of DSS Common Stock, management made the following representation: “We believe that our $5.7 million in aggregate cash and equivalents and restricted cash as of June 30, 2019 will allow us to fund our current and planned operations through 2020.”  In addition, in an article paid for DSS and published on June 13, 2019 by Zack’s Small Cap Research generally extolling the foresight of the DSS management in closing the then grossly underpriced registered public offering of DSS Common Stock which netted DSS approximately $5 million (in which Mr. Chan participated and purchased $1 million worth of shares in the grossly underpriced offering), the article stated that the funding had raised “enough cash to last for the next few years rather than just funding the short term”. Notwithstanding the cash resources in hand after the June offering which were supposed, in the words of the DSS management, to last through 2020 (i.e., another 16 months), the DSS board approved, a mere four months thereafter and after watching the share price drop by an additional 40% after the over 50% decrease in stock price following the June offering, another self-serving issuance of 6 million shares to Mr. Chan at a nominal premium to the very low market price. It seems that the DSS Board is only capable of taking decisions that have the result of decreasing shareholder value rather that increasing it.

As DSS has not to date announced any large customer agreements presumably straining on DSS capital and requiring another injection of capital into DSS, we can only guess as to the use of proceeds of the recent offering. In the public filings made with the SEC on November 1, 2019 relating to this issuance of 6 million shares, no disclosure was made as to the use of proceeds of the offering. We ask--- are the recently raised capital earmarked to fund any large Customer purchases (of which no announcement has been made); increase executive and board compensation; or perhaps allocated to the exercise of options by DSS to purchase additional equity interests in companies in which Mr. Chan is a principal. In light of the vast web of transactions between DSS and companies in which Mr. Chan is a principal, it is legitimate to ask of the DSS Board whether these funds are earmarked to enter into yet another related party transaction with one of Mr. Chan other businesses, effectively cycling the funds back to Mr. Chan. For more information about the related party transactions with companies in which Mr. Chan holds an interest, please refer to the DSS filings with the SEC under the “Related Party” disclosures in such financial statements.

Based on the publicly available information, we ask what possible legitimate corporate purpose can be attributed to the private placement of 6 million shares to Mr. Chan on November 1, 2019, the last business day before the record date of November 4, 2019? We have no good answer to that question.

We also note the DSS Board’s complete abdication of its fiduciary duty to DSS and lack of concern for the perception of DSS in the public market in approving the issuance of these shares while DSS is in a “Blackout Period” in the weeks preceding its required filing of DSS’ third quarterly report on Form 10-Q due by November 14, 2019. With the value of the shares on the market not reflecting the results of the second quarter, but with the Company and Mr. Chan each being aware of those results, the price per share paid by Mr. Chan and the premium are not meaningful. While the issuance at this time may be consistent with applicable securities law, we believe that it certainly does not comply with good corporate governance practice for a publicly traded company and is yet another indication of this current Board’s complete disregard of its fiduciary duty and the interests of the other shareholders of DSS.

In closing, we remind you to look out for our preliminary proxy statement which we expect to issue in the coming days which will include information about our director nominees of able, capable and accomplished men and women of various backgrounds who are committed to turning around our company. The time has arrived to put DSS into responsible hands.

Very truly yours

/s/ J. Marvin Feigenbaum
J. Marvin Feigenbaum

/s/ Barinder Athwal
Barinder Athwal

/s/ Brian Mirman
Brian Mirman

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